Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Evoke Pharma, Inc.

Solana Beach, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 15, 2017, relating to the financial statements of Evoke Pharma, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

November 14, 2017